UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 1, 2013

Date of Report

(Date of Earliest Event Reported)

Sebring Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	4822 (Primary Standard Industrial Classification Code)	26-0319491 (IRS Employer Identification No.)

1400 Cattlemen Rd., Suite D, Sarasota, Florida 34232

(Address of Principal Executive Offices, Including Zip Code)

(941) 377-0715

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under nay of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” refer to Sebring Software, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2013, the Company’s Board of Directors appointed Dr. Dennis Buchman, Mr. W. David Tompkins, Jr., Mr. Jeffery L. Carrier, and Mr. Joel D. Fedder to fill the four vacancies on the Company’s Board of Directors. Each of the new members will serve on the Board of Directors of the Company until their resignation or removal.

Dr. Buchman, age 61, received his M.S. Degree from West Virginia University in 1979. Since that time, Dr. Buchman has worked in private orthodontic practice. Dr. Buchman was one of the founding doctors of OCA, Inc., a public company, where he served as an executive vice president and board member until 2006. Since that time he has served as a partner at A&D Orthodontic Management Corporation and Orthodontic Specialists Management.

Dr. Buchman will serve as chair of the Company’s Acquisition Committee and will serve on the Company’s Compensation, Audit, and Corporate Governance Committees.

Mr. Tompkins, age 50, received a B.S. degree in mechanical engineering from the United States Military Academy at Westpoint in 1985 and an M.B.A from the Stanford Graduate School of Business in 1992. Since that time, he has held various executive positions in San Francisco including Accenture; Vice President of Sales and Marketing at i2 Technologies; and Chief Operating Officer at WorldChain, Inc. He then moved to Louisville, KY to serve as Chief Marketing Officer for Churchill Downs, Inc., and currently serves as a Founding Partner of an Atlanta-based start-up, LiveTech, LLC.

Mr. Tompkins will serve as chair of the Company’s Compensation Committee and will serve on the Company’s Acquisition, Audit, and Corporate Governance Committees.

Mr. Carrier, age 62, is a Florida CPA and received a B.S. degree in accounting from Florida State University in 1973. Since that time, Mr. Carrier worked for a “Big 4” accounting firm from 1973-1978, served as CFO of publicly traded companies listed on the NYSE and NASDAQ stock markets from 1978-1984, acted as a financial sector expert providing expert witness testimony in US courts from 1984 to the present, founded and managed a large financial institution outsourcing and consulting firm from 1984-2003, worked as a subject matter technical expert for the International Monetary Fund since 2003, and served as a Bank Board member and Audit Committee Chairman of a publicly traded financial institution, 1st United Bancorp, Inc., since 2003.

Mr. Carrier will serve as chair of the Company’s Audit Committee and will serve on the Company’s Acquisition, Compensation, and Corporate Governance Committees.

Mr. Fedder, age 81, received a B.A. degree in economics from Goddard College, an AA degree in accounting from John Hopkins University, and a JD degree from the University of Maryland School of Law. Mr. Fedder is currently “Of Counsel” to the law firm of Fedder & Garten, P.A., where he practiced Tax and Corporate law for over 20 years, and is Chairman of the Board of The Fedder Company and Fedder Management Corporation, real estate development and management companies, respectively. Mr. Fedder previously served on the Board of Directors of DMW, Inc., on the Advisory Board of the Columbia Bank of Maryland, The Sheppard and Enoch Pratt Health Systems, Inc., North Arundel Hospital, The United Way of Central Maryland, the Amercian Heart Association, Maryland affiliate, and The Marie Selby Botanical Gardens, where he was Treasurer and Chair of the Investment and the Science Committees. Mr. Fedder currently serves on the Board of Directors of The Sarasota / Manatee Jewish Federation, Inc., serves on the Board of Trustees of the Sarasota Opera Company, serves on the National Summit Council of The Sierra Club, serves on the Board of Visitors of the University of Maryland School of Law, and is a member of the National Association of Corporate Directors.

Mr. Fedder will serve as chair of the Company’s Corporate Governance Committee and will serve on the Company’s Acquisition, Compensation, and Audit Committees.

Each of these directors will receive an annual cash retainer of $10,000 for their service on the Company’s Board of Directors (and its committees), plus $30,000 of restricted common stock of the Company, vesting over a number of years yet to be determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 7, 2013

Sebring Software, Inc.

By: /s/ Leif Andersen Name: Leif Andersen Title: Chief Executive Officer and Director